Exhibit 99.1

Pursuant to the definitive agreement and plan of merger (the “Merger Agreement”), dated November 25, 2018, between, among other parties, an indirect subsidiary of ArcLight Energy Partners Fund VI, L.P.,  TLP Finance Holdings, LLC (“Purchaser”), and TransMontaigne Partners L.P. (“TLP”), Purchaser acquired, for cash in a merger transaction (the “Merger”), all of the outstanding Common Units representing limited partnership interests in TLP (“Common Units”) not already held by Purchaser’s direct parent, TLP Acquisition Holdings, LLC or its affiliates, including ArcLight, at a price of $41.00 per Common Unit, adjusted if and as necessary pursuant to the Merger Agreement (the “Merger Consideration”).  The Merger was approved by the board of directors of TransMontaigne GP L.L.C., the general partner of TLP, and holders of Common Units representing a majority of all outstanding Common Units at the Special Meeting of TLP held on February 26, 2019. The merger was thereafter consummated on February 26, 2019.  In connection with the consummation of the Merger, each Phantom Unit of TLP granted under the TLP Management Services LLC Savings and Retention Plan (the “Plan”), was converted into the right to receive a cash payment in an amount equal to the Merger Consideration, which amount will be treated as “Covered Compensation” under the Plan, vest and be payable in accordance with the terms of the underlying award agreement or letter (or the Plan, if there is no separate award agreement or letter), and will be adjusted from and after the consummation of the closing of the Merger in accordance with the Plan. For the avoidance of doubt, immediately following the consummation of the Merger, Phantom Units will no longer be issued pursuant to the Plan, or otherwise.  Following the consummation of the Merger, TLP converted into a Delaware limited liability company, TransMontaigne Partners LLC.  Neither the Common Units nor the Phantom Units represent an ownership interest in TransMontaigne Partners LLC, as pursuant to the Merger Agreement, these interests have been disposed of as more fully described herein, effective as of the Merger.